Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
BRICKELL BIOTECH, INC.
Brickell Biotech, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:
FIRST: At a meeting of the Board of Directors of the Corporation, the Board of Directors approved a proposed amendment to the Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation, declared such amendment advisable and called a special meeting of the stockholders for consideration thereof.
SECOND: The proposed amendment provides that Article IV, Section A of the Certificate of Incorporation is hereby amended to read in its entirety as follows:
ARTICLE IV
A. Classes of Stock. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is One Hundred Five Million (105,000,000) shares, of which One Hundred Million (100,000,000) shares of the par value of One Cent ($0.01) each shall be Common Stock (the “Common Stock”) and Five Million (5,000,000) shares of the par value of One Cent ($0.01) each shall be Preferred Stock (the “Preferred Stock”).

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such shares. The Board of Directors also is authorized to determine or alter the rights (including but not limited to voting rights), preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series outstanding) the number of shares of such series subsequent to the issue of shares of that series by filing a certificate pursuant to the applicable laws of the State of Delaware.

THIRD: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, at a special meeting of stockholders of the Corporation, duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.
FOURTH: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
FIFTH: The foregoing amendment shall be effective on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.
[Signature on Following Page]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the authorized officer named below, this 31st day of August, 2020.

By:	/s/ Robert B. Brown
Name: Robert B. Brown
Title: Chief Executive Officer

[Signature Page to Certificate of Amendment]